EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA

	Year Ended December 31,
Operating Data (1)(2)(3)	2009	2008	2007	2006	2005
(In thousands, except per share amounts and ratio data)
Revenues and other income:
Operating revenues	$3,683,419	$5,507,542	$4,938,748	$4,707,268	$3,394,472
Earnings (losses) from unconsolidated affiliates	(155,433)	(192,548)	20,980	20,545	5,671
Investment income (loss)	25,599	21,412	(16,290)	101,907	85,358

Total revenues and other income	3,553,585	5,336,406	4,943,438	4,829,720	3,485,501

Costs and other deductions:
Direct costs	2,001,404	3,100,613	2,763,462	2,508,611	1,958,374
General and administrative expenses	428,161	479,194	436,274	416,582	247,089
Depreciation and amortization	667,100	614,367	469,669	365,357	285,054
Depletion	9,417	22,308	30,904	38,580	46,894
Interest expense	266,039	196,718	154,919	120,507	44,849
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	12,559	15,829	11,777	22,092	44,239
Impairments and other charges	330,976	176,123	41,017	—	—

Total costs and other deductions	3,715,656	4,605,152	3,908,022	3,471,729	2,626,499

Income (loss) from continuing operations before income taxes	(162,071)	731,254	1,035,416	1,357,991	859,002
Income tax expense (benefit)	(133,803)	209,660	201,896	407,282	218,995

Income (loss) from continuing operations, net of tax	(28,268)	521,594	833,520	950,709	640,007
Income (loss) from discontinued operations, net of tax	(57,620)	(41,930)	31,762	24,927	10,413

Net income (loss)	(85,888)	479,664	865,282	975,636	650,420
Less: Net (income) loss attributable to noncontrolling interest	342	(3,927)	420	(1,914)	(1,725)

Net income (loss) attributable to Nabors	$(85,546)	$475,737	$865,702	$973,722	$648,695

Earnings (losses) per share:
Basic from continuing operations	$(.10)	$1.84	$2.97	$3.26	$2.04
Basic from discontinued operations	(.20)	(.15)	.11	.09	.03

Total Basic	$(.30)	$1.69	$3.08	$3.35	$2.07

Diluted from continuing operations	$(.10)	$1.80	$2.89	$3.16	$1.97
Diluted from discontinued operations	(.20)	(.15)	.11	.08	.03

Total Diluted	$(.30)	$1.65	$3.00	$3.24	$2.00

Weighted-average number of common shares outstanding:
Basic	283,326	281,622	281,238	291,267	312,667
Diluted	283,326	288,236	288,226	300,677	323,712

Capital expenditures and acquisitions of businesses (4)	$990,287	$1,578,241	$1,945,932	$2,006,286	$1,003,269
Interest coverage ratio (5)	6.3:1	21.0:1	32.6:1	38.2:1	25.6:1

	As of December 31,
Balance Sheet Data (2)(3)	2009	2008	2007	2006	2005
(In thousands, except ratio data)
Cash, cash equivalents, short-term and long-term investments and other receivables (6)	$1,191,733	$826,063	$1,179,639	$1,653,285	$1,646,327
Working capital	1,568,042	1,037,734	719,674	1,650,496	1,264,852
Property, plant and equipment, net	7,646,050	7,331,959	6,669,013	5,423,729	3,886,924
Total assets	10,644,690	10,517,899	10,139,783	9,155,931	7,230,407
Long-term debt	3,940,605	3,600,533	2,894,659	3,457,675	1,251,751
Shareholders’ equity	5,167,656	4,904,106	4,801,579	3,889,100	3,758,140
Funded debt to capital ratio:
Gross (7)	0.41:1	0.41:1	0.39:1	0.43:1	0.32:1
Net (8)	0.33:1	0.35:1	0.30:1	0.28:1	0.08:1

(1)	All periods present the operating activities of oil and gas assets in the Horn River basin in Canada and in the Llanos basin in Colombia and the Sea Mar business as discontinued operations.

(2)	The operating data for the year ended December 31, 2005 and the balance sheet data at December 31, 2005 do not reflect the adoption of the revised provisions relating to convertible debt within the Debt with Conversions and Other Options Topic of the Accounting Standards Codification.

(3)	Our acquisitions’ results of operations and financial position have been included beginning on the respective dates of acquisition and include Pragma Drilling Equipment Ltd. assets (May 2006), 1183011 Alberta Ltd. (January 2006), Sunset Well Service, Inc. (August 2005), Alexander Drilling, Inc. assets (June 2005), Phillips Trucking, Inc. assets (June 2005), and Rocky Mountain Oil Tools, Inc. assets (March 2005).

(4)	Represents capital expenditures and the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(5)	The interest coverage ratio is a trailing 12-month quotient of the sum of income (loss) from continuing operations, net of tax, net income (loss) attributable to noncontrolling interest, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) and our proportionate share of full-cost ceiling test writedowns from our unconsolidated oil and gas joint ventures less investment income (loss) divided by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

(6)	The December 31, 2008 and 2007 amounts include $1.9 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain long-term investments that are included in other current assets. Additionally, the December 31, 2009, 2008 and 2007 amounts include $92.5 million, $224.2 million and $123.3 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(7)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The gross funded debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

(8)	The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. The net funded debt to capital ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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